Press Release

Micromet, Inc. Reports First Quarter 2009 Financial Results

Bethesda, MD May 6, 2009 -- Micromet, Inc. (Nasdaq: MITI), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced its financial results for the first quarter ended March 31, 2009.

In the first quarter of 2009, Micromet achieved a number of significant milestones illustrating its continued progress in the clinic and in corporate development.  The milestones include the execution of an option, collaboration and license agreement with a major pharmaceutical company to develop a new BiTE antibody, the initiation of a new phase 2 clinical trial for adecatumumab (MT201), the filing of a clinical trial application for MT203, the publication of new scientific data on EpCAM, which is the target of two of its clinical product candidates, and regaining North American rights to blinatumomab (MT103).  These developments are summarized below:

-
On January 12, Micromet announced the execution of an option, collaboration and license agreement with Bayer Schering Pharma AG.  Under the terms of this agreement, Micromet granted Bayer Schering Pharma an exclusive option until January 2010 to obtain the rights to develop and commercialize a specific BiTE antibody against an undisclosed solid tumor target.  Bayer Schering Pharma paid an option fee of approximately $6.0 million and may exercise the option with the payment of an additional option exercise fee, which would trigger a formal collaboration to develop this BiTE antibody.  Micromet would be eligible to receive from Bayer Schering Pharma approximately Euro 290 million in total, including the option exercise fee and potential milestone payments, and up to a double-digit royalty based on tiered net sales of the product.  In addition, Micromet would be reimbursed for development expenses incurred in this collaboration.

-
On January 13, Micromet together with the Ludwig-Maximilian-University in Munich, Germany published data in the peer reviewed journal Nature Cell Biology revealing a novel signaling function of the epithelial cell adhesion molecule, or EpCAM, which is expressed at high frequency on many tumor types.  The data indicate that only cancer cells have an active signaling form of EpCAM that promotes tumor formation.  This data further supports the scientific and clinical rationale behind two of Micromet’s most advanced clinical product candidates, adecatumumab and MT110, both of which target EpCAM.

-
On February 23, Micromet announced the addition of Kapil Dhingra, M.D. to the Board of Directors.  Dr. Dhingra has been active in oncology clinical research for over 20 years, most recently as head of Oncology Development at Hoffman La-Roche, where he built the largest oncology clinical development department in the industry.  Dr. Dhingra brings deep oncology development experience and perspective to Micromet’s Board of Directors.

-
On March 12, Micromet announced that it had regained North American rights to its most advanced product candidate, blinatumomab (MT103), from MedImmune. Micromet is responsible for the further clinical development and commercialization of blinatumomab. MedImmune is obligated to complete the development of the commercial scale manufacturing process for blinatumomab at its cost. Upon the first marketing approval of blinatumomab in the United States, MedImmune will have a one-time option to reacquire the commercialization rights in North America at pre-defined terms.

-
On March 23, Micromet announced the initiation of a new phase 2 clinical trial with its human anti-EpCAM IgG1 antibody adecatumumab (MT201).  This randomized, controlled phase 2 trial will evaluate adecatumumab in the treatment of patients with colorectal cancer after complete resection of liver metastases.

-
On April 2, Micromet announced the filing of a clinical trial application in Europe by its partner Nycomed for the anti-GM-CSF antibody MT203.  The filing triggered a milestone payment to Micromet of approximately $2.0 million.

“We are very pleased with our accomplishments during the first quarter of 2009, and we look forward to presenting clinical data at the American Society of Clinical Oncology meeting and the European Hematology Society meeting in the second quarter,” stated Christian Itin, President and CEO of Micromet, Inc.

Financial Results:

Quarter Ended March 31, 2009

For the three months ended March 31, 2009, Micromet recognized total revenues of $7.5 million, compared to $5.9 million for the same period in 2008. Total operating expenses were $12.4 million for the three months ended March 31, 2009, compared to $13.3 million for the same period in 2008.

Loss from operations for the three months ended March 31, 2009 was $4.9 million, compared to a loss from operations of $7.3 million for the same period in 2008.

For the three months ended March 31, 2009, Micromet reported a net loss of $0.3 million, or a loss of $0.01 per basic and diluted common share, compared to a net loss of $5.9 million, or $0.14 per basic and diluted common share, for the same period in 2008.  The net loss for the three months ending March 31, 2009 includes a non-cash gain of $4.4 million, reflecting a decrease during the quarter in the fair value of warrants issued in connection with a private placement transaction in 2007. The Company recorded a $1.3 million non-cash gain for this item in the first quarter of 2008.

Net cash provided by operating activities was $1.1 million for the three months ended March 31, 2009 compared to $0.4 million provided by operating activities for the same period in 2008. Micromet's cash, cash equivalents and investments were $47.1 million as of March 31, 2009. Based on our current operating projections, we believe the cash and cash equivalents as of March 31, 2009 will be sufficient to fund operations into the second half of 2010.

Conference Call and Audio Webcast Today, May 6, 2009, at 9:00 am Eastern Time.

To participate in this conference call, dial 800-320-2978 (U.S.) or 617-614-4923 (international), passcode: 90696322. The audio webcast can be accessed at: www.micromet-inc.com.   A replay of the call will be available from 12:00 pm Eastern Time on May 6, 2009 (6:00 pm Central European Time) through Thursday, May 13, 2009. The replay number is 888-286-8010 (U.S.) or 617-801-6888 (international), passcode: 58046416.

About Micromet, Inc.

Micromet, Inc. is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® antibody platform, as well as conventional monoclonal antibodies.  BiTE antibodies represent a new class of antibodies that activate the T cells of a patient’s immune system to eliminate cancer cells.  Four of its antibodies are currently in clinical trials.  Its BiTE antibody blinatumomab (MT103) is being evaluated in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia (ALL), and in a phase 1 clinical trial for the treatment of patients with non-Hodgkin’s lymphoma (NHL).  A second BiTE antibody, MT110, is being tested in a phase 1 clinical trial for the treatment of patients with solid tumors.  MT110 binds to the epithelial cell adhesion molecule, or EpCAM, which is overexpressed in many solid tumors.  Its human monoclonal antibody adecatumumab, or MT201, also binds to EpCAM and is being developed under a collaboration with Merck Serono. The current clinical development of this antibody includes a phase 2 clinical trial in colorectal carcinoma patients after complete resection of liver metastases, and a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. Micromet’s monoclonal antibody MT293, also known as TRC093, is licensed to TRACON Pharmaceuticals, Inc., and is being developed in a phase 1 clinical trial for the treatment of patients with cancer.

In addition to the four antibodies described above, Micromet has established a collaboration with Nycomed for the development and commercialization of MT203, a human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor, or GM-CSF, which has potential applications in the treatment of various inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis. Nycomed has filed a clinical trial application and is expected to commence a phase 1 clinical trial of MT203 in the first half of 2009.  Micromet’s licensee Morphotek, a wholly-owned subsidiary of Eisai, is also expected to initiate a first phase 1 clinical trial with MT228, a glycolipid-binding human antibody for the treatment of melanoma.  Micromet also has entered into an option, collaboration and license agreement with Bayer Schering Pharma AG under which Bayer Schering Pharma was granted an exclusive option to license a specified BiTE antibody against an undisclosed solid tumor target.

Micromet’s preclinical product pipeline includes several novel BiTE antibodies generated with its proprietary BiTE antibody platform technology.  BiTE antibodies targeting CEA, MSCP, CD33, HER2, EGFR and other targets are in various stages of preclinical development.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the efficacy, safety and intended utilization of our product candidates, the development of blinatumomab, adecatumumab, MT110, MT203 and MT228, the return of development and commercialization rights to blinatumomab in North America, the conduct, timing and results of future clinical trials, expectations of the future expansion of our product pipeline and collaborations, our plans regarding future presentations of clinical data, and our plans regarding collaborations and other partnering activities. You are urged to consider statements that include the words "ongoing," "may," "will," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These factors and others are more fully discussed in Micromet’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009, as well as other filings by the company with the SEC.

(Tables Follow)

Micromet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$45,123	$46,168
Accounts receivable	5,805	3,424
Prepaid expenses and other current assets	1,297	1,950
Total current assets	52,225	51,542
Property and equipment, net	3,102	3,322
Goodwill	6,462	6,462
Patents, net	4,427	5,250
Other long-term assets	958	959
Long-term investments	2,006	-
Restricted cash	3,092	3,140
Total assets	$72,272	$70,675

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,446	$710
Accrued expenses	6,982	6,492
Common stock warrants liability	7,862	12,294
Current portion of deferred revenue	7,960	4,054
Total current liabilities	24,250	23,550
Deferred revenue, net of current portion	7,036	7,555
Other non-current liabilities	2,067	2,025
Long-term debt obligations, net of current portion	2,021	2,157
Commitments	-	-
Stockholders’ equity:
Preferred stock, $0.00004 par value; 10,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.00004 par value; 150,000 shares authorized; 50,913 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	2	2
Additional paid-in capital	229,115	227,806
Accumulated other comprehensive income	6,281	5,749
Accumulated deficit	(198,500)	(198,169)
Total stockholders´ equity	36,898	35,388
Total liabilities and stockholders’ equity	$72,272	$70,675

Micromet, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Collaboration agreements	$7,306	$5,749
License fees and other	157	175
Total revenues	7,463	5,924
Operating expenses:
Research and development	8,689	9,720
General and administrative	3,687	3,534
Total operating expenses	12,376	13,254
Loss from operations	(4,913)	(7,330)
Other income (expense):
Interest expense	(76)	(112)
Interest income	139	267
Change in fair value of warrants	4,432	1,253
Other income	86	56
Net loss	$(332)	$(5,866)
Basic and diluted net loss per common share	$(0.01)	$(0.14)
Weighted average shares used to compute basic and diluted net loss per share	50,913	40,781

###

Contact Information

US Media:	European Media:
Andrea tenBroek/Chris Stamm	Ludger Wess
(781)-684-0770	+49 (40) 8816 5964
micromet@schwartz-pr.com	ludger@akampion.com

US Investors:	European Investors:
Susan Noonan	Ines-Regina Buth
(212) 966-3650	+49 (30) 2363 2768
susan@sanoonan.com	ines@akampion.com